Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES SECOND QUARTER DIVIDEND

GREENCASTLE, PA — April 11, 2007— The Board of Directors of Tower Bancorp, Inc. declared a second quarter cash dividend of $.26 per share at their April 11, 2007 meeting.  The $.26 per share is 8.3% higher than the 2006 second quarter dividend. The dividend will be paid on May 18, 2007 to shareholders of record as of  May 1, 2007.

The bank recently introduced its new Business Internet Banking service. An online banking tool, it gives business owners access to their funds whenever and wherever they choose, saving time and money. Business customers can perform wire transfers, process payroll, submit stop payments, view balances and transactions, transfer funds, create reports and provide access to their records for trusted employees. Customers may call 1-866-597-2137 or stop by any branch location to enroll.

“As a local bank, Business Internet Banking is a natural step forward for us to provide better service to the communities and businesses we serve,” said Jeff Shank, CEO and President of The First National Bank of Greencastle.

The First National Bank of Greencastle operates 16 office locations throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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